UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2019

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Chesterbrook Boulevard, Suite 300,

Berwyn, Pennsylvania 19312

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

On January 30, 2019, Trinseo. S.A. (the “Company”) announced that Frank A. Bozich, age 58, has been named the Company’s President and Chief Executive Officer, effective March 4, 2019 (the “Effective Date”).  Since May 2013, Mr. Bozich has been the President and Chief Executive Officer at the SI Group, Inc., a leading global developer and manufacturer of phenolic resins and chemicals used in the production of antioxidants, engineering plastics, fuels and lubes, rubber and pharmaceutical ingredients. Prior to joining SI Group Inc., Mr. Bozich held several executive management positions at BASF Corporation, a multi-national chemicals and manufacturing corporation, including President of BASF's Catalysts Division from 2010 to 2013, Group Vice President of Precious and Base Metal Service, and Group Vice President of the Integration Management Office. Mr. Bozich has been a director of OGE Energy Corp. (NYSE: OGE) since February 2016.    There is no arrangement or understanding under which Mr. Bozich was appointed an officer of the Company. There are no transactions or family relationships involving Mr. Bozich, which require disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Bozich entered into an employment agreement with the Company’s U.S. subsidiary, Trinseo LLC (the “Agreement”).  The Agreement is effective as of Mr. Bozich’s start date and has a three-year term, which automatically renews for a period of one year unless either the Company or Mr. Bozich provides one year written advance notice of non-renewal.  Under the Agreement, Mr. Bozich is entitled to a base salary of $1 million, which will be reviewed annually and may be increased above, but not below, the prior annual amount. Mr. Bozich is also entitled to participate in the Company’s annual performance award cash bonus, for which his target amount shall equal 130% of his base salary for the respective calendar year. The cash bonus will be pro-rated for 2019 and may be increased in future calendar years by the Company’s board of directors.

Under the Agreement, Mr. Bozich is entitled to annual equity award grants having a grant date fair value equal to 275% of his base salary for the respective calendar year. After three years of service, Mr. Bozich will be deemed to be retirement eligible for purposes of his equity awards grants, which otherwise will be subject to the same general vesting terms and conditions as applied to equity awards granted to similarly situated senior executives of the Company.

Additionally, in order to compensate Mr. Bozich for the forfeiture of certain compensation from his previous employer, the Company will on the Effective Date grant him a one-time off-cycle equity award with a grant date fair value of $2 million and a one-time gross cash bonus of $538,244. The cash bonus shall be payable on or before the three-month anniversary of his Effective Date and shall be fully vested two years from his Effective Date.

In the event of his termination of employment for any reason, Mr. Bozich will be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under the Company’s vacation and other benefit plans and, except in the case of a termination by the Company for “cause” or by him without “good reason” (each, as defined in the Agreement), (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination.  In addition to the severance benefits described above, upon termination without “cause” or by him for “good reason,” Mr. Bozich is entitled to receive (i) an amount equal to 2.0 times the sum of his respective base salary and target bonus, payable in equal monthly installments over the 24 months following such termination, and (ii) 24 months of health benefits continuation, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.  His receipt of these severance benefits is subject to his timely execution of a general release of claims.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

ITEM 7.01	Regulation FD Disclosure.

On January 30, 2019, the Company issued a press release announcing the appointment of Mr. Bozich. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 7.01 and in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01.   Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Trinseo LLC and Frank A. Bozich

99.1	Press Release, dated January 30, 2019

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between Trinseo LLC and Frank A. Bozich

99.1	Press Release, dated January 30, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO S.A.

	By:	/s/ Angelo N. Chaclas
	Name:	Angelo N. Chaclas
	Title:	Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary

Date: January 30, 2019